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                                    EXHIBIT 5

    Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers
                                 P. O. Box 2611
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                               Fax:   919-821-6800

                                  July 31, 2000

FNB Financial Services Corporation
202 South Main Street
Reidsville, North Carolina  27320

Ladies and Gentlemen:

         As counsel for FNB Financial Services Corporation (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 350,000 shares of its common stock, $1.00 par value (the "Common Stock"), pursuant to the Company's Omnibus Equity Compensation Plan and the Black Diamond Savings Bank, FNB Incentive Stock Option Plan (collectively, the "Plans"). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

         As counsel to the Company, we have examined originals or copies of its Articles of Incorporation, Bylaws and corporate minute book, certificates and written statements of officers and agents of the Company, certificates of public officials, and such other documents and records of the Company as we have deemed necessary for the purpose of giving the opinions hereinafter expressed. We also have received a certificate of an officer of the Company, dated July 21, 2000, relating to the issuance of the Common Stock pursuant to the Plans. Based on such examination and such certificate, it is our opinion that the shares of Common Stock of the Company that are being registered pursuant to the Registration Statement may be legally issued in accordance with the Company's Articles of Incorporation and Bylaws, and when so issued and duly delivered against payment therefor pursuant to the Plans as described in the Registration Statement, such shares will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933
Act.

         This opinion is limited to the laws of the State of North Carolina, and no opinion is expressed as to the laws of any other jurisdiction.

         Our opinion is as of the date hereof, and we do not undertake to advise the Company of matters that might come to our attention subsequent to the date hereof that may affect our legal opinion expressed herein.

                                Sincerely yours,

                                /s/ Smith, Anderson, Blount, Dorsett,
                                    Mitchell & Jernigan, L.L.P.

                                SMITH, ANDERSON, BLOUNT, DORSETT,
                                     MITCHELL & JERNIGAN, L.L.P.

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